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                                                              EXECUTION COPY













                             RESTRUCTURING AGREEMENT

                           dated as of April 30, 2002

                                  by and among

                            HY I INVESTMENTS, L.L.C.,

 THOSE INVESTMENT FUNDS THAT ARE MANAGED BY BENNETT MANAGEMENT CORPORATION
       AND ITS AFFILIATED ENTITIES AND THAT ARE HOLDERS OF OLD NOTES

                                      and

                                 PENTACON, INC.


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                                TABLE OF CONTENTS
                                -----------------

              This Table of Contents is not part of the Agreement to
            which it is attached but is inserted for convenience only.

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
                                                                           Page
                                                                            No.
                                                                            ---

                               ARTICLE I THE OFFER

 1.01  The Offer.............................................................1
 1.02  Holder Actions........................................................3
 1.03  Company Board Representation; Section 14(f)...........................4
 1.04  Conditions to Holders' Obligations....................................4

           ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 2.01  Organization and Qualification........................................6
 2.02  Capital Stock.........................................................6
 2.03  Authority Relative to This Agreement..................................7
 2.04  Non-Contravention; Approvals and Consents.............................7
 2.05  Legal Proceedings.....................................................8
 2.06  Information Supplied; Company Reports.................................8
 2.07  Section 203 of the DGCL Not Applicable................................9

           ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

 3.01  Organization and Qualification........................................9
 3.02  Authority Relative to This Agreement..................................9
 3.03  Non-Contravention; Approvals and Consents............................10
 3.04  Legal Proceedings....................................................10
 3.05  Information Supplied.................................................10

                       ARTICLE IV COVENANTS OF THE COMPANY

 4.01  Conduct of Business..................................................11
 4.02  Issuance of Securities...............................................11

                         ARTICLE V ADDITIONAL AGREEMENTS

 5.01  Charter Amendment....................................................11
 5.02  Company Stock Plan...................................................11
 5.03  Expenses.............................................................11

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                  ARTICLE VI TERMINATION, AMENDMENT AND WAIVER

 6.01  Termination..........................................................12
 6.02  Effect of Termination................................................13
 6.03  Amendment............................................................13
 6.04  Waiver...............................................................13

                         ARTICLE VII GENERAL PROVISIONS

 7.01  Non-Survival of Representations, Warranties, Covenants and
         Agreements.........................................................13
 7.02  Notices..............................................................13
 7.03  Entire Agreement; Incorporation of Exhibits..........................15
 7.04  Public Announcements.................................................15
 7.05  No Third Party Beneficiaries.........................................15
 7.06  No Assignment; Binding Effect........................................15
 7.07  Headings.............................................................15
 7.08  Invalid Provisions...................................................15
 7.09  Governing Law........................................................16
 7.10  Enforcement of Agreement.............................................16
 7.11  Counterparts.........................................................16

Schedule A

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                                      ii

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      This RESTRUCTURING AGREEMENT dated as of April 30, 2002 (this
"AGREEMENT") is made and entered into by and among HY I INVESTMENTS, L.L.C., THOSE INVESTMENT FUNDS MANAGED BY BENNETT MANAGEMENT CORPORATION AND ITS AFFILIATED ENTITIES AND THAT HOLD OLD NOTES (as defined below) (together, the "HOLDERS") and PENTACON, INC., a Delaware corporation (the "COMPANY").

      WHEREAS, the Holders and the Company have each determined that it is advisable and in their respective best interests to consummate the transaction provided for herein in which the Company would make an offer to acquire all of the issued and outstanding 12.25% Senior Subordinated Notes due 2009 of the Company ("OLD NOTES") in exchange for new notes and preferred stock upon the terms and subject to the conditions of this Agreement; and

      WHEREAS, the Holders and the Company desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation of such transactions;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                                 THE OFFER

      1.01 THE OFFER. (a) Subject to the other terms hereof and provided that this Agreement shall not have been terminated in accordance with SECTION 6.01, the Company, as promptly as is practicable after the date hereof but in any event not later than 30 days after the date hereof, shall commence (within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "EXCHANGE ACT")) and will pursue an exchange offer (the "OFFER") to acquire all of the issued and outstanding Old Notes on the basis that the exchanging holders of Old Notes shall share ratably, according to the principal amount of Old Notes exchanged by each such holder in relation to the aggregate principal amount of Old Notes exchanged by all holders of Old Notes tendering their Old Notes pursuant to the Offer, of (i) $35,000,000 principal amount of the Company's Senior Subordinated PIK Notes due 2007 (the "NEW NOTES") to be issued under an indenture to be in form and substance satisfactory to the Company and the Holders, and (ii) shares of the Company's capital stock (either common or convertible preferred stock having the designations and preferences agreed to among the Company and the Holders) (the "NEW STOCK")), in either case, entitling the noteholders participating in the Offer to 90% of the voting control and rights to distributions in respect of the Company. In connection with the Offer, the Company agrees to solicit consents (the "CONSENT SOLICITATION") to an amendment of the Indenture dated as of March 30, 1999 (the "OLD INDENTURE") by and among the Company, the guarantors named therein and State Street Bank and Trust Company, as trustee, to be in form and substance satisfactory to the Company and the Holders, waiving current defaults under, and substantially modifying the covenants and

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restrictions under, the Old Indenture (such amendment being the "INDENTURE
AMENDMENT"). The Company shall not waive any condition to, or make any changes in the terms and conditions of, the Offer or the Plan (as defined below) without the unanimous consent of the Holders; PROVIDED, HOWEVER, the Offer may be extended by the Company to any date on or before June 30, 2002 (the "FINAL EXPIRATION DATE") if (x) immediately prior to the expiration of the Offer any condition to the Offer shall not be satisfied and (y) the Board of Directors of the Company (the "BOARD OF DIRECTORS") determines there is a reasonable basis to believe that such condition could be satisfied within such period; PROVIDED FURTHER that the Company shall extend the Offer at the request of the Holders from time to time to a date not later than the Final Expiration Date. Assuming the prior satisfaction or waiver of the conditions of the Offer and subject to the foregoing right to extend the Offer, the Company shall issue the New Notes and the New Stock in exchange for Old Notes tendered pursuant to the Offer as soon as practicable after the Company accepts Old Notes for exchange under the Offer (the "CONSUMMATION DATE"). The Offer shall be conducted in such a manner that the issuance of the New Notes and New Stock shall be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "SECURITIES ACT").

      (b) As soon as practicable on the date of commencement of the Offer, the Company shall take such steps as are reasonably necessary to cause a Confidential Offering Memorandum and Consent Solicitation and a related Letter of Transmittal, each in a form customary for a transaction of the type contemplated hereunder, to be disseminated to the holders of Old Notes as and to the extent required by applicable federal securities laws (the Confidential Offering Memorandum and Consent Solicitation, Letter of Transmittal and any related summary advertisement, together with all amendments and supplements thereto, the "OFFER DOCUMENTS"), which Offer Documents shall incorporate the material terms of this Agreement and other customary terms. The Holders and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and the Company shall take all steps necessary to cause the Offer Documents as so corrected to be disseminated to holders of Old Notes, in each case as and to the extent required by applicable federal securities laws. The Holders and their counsel shall be given an opportunity to review and comment on the Offer Documents prior to the dissemination of such Offer Documents. The Company and the Holders shall cooperate with each other in the preparation of the Offer Documents.

      (c) Subject to the terms hereof, the Company shall use commercially reasonable efforts to complete the Offer and the Consent Solicitation in accordance with the terms hereof. Upon satisfaction of all conditions to the Offer, the Company shall complete the Offer and accept the Old Notes for exchange of New Notes and New Stock in accordance with the terms of the Offer and shall execute the Indenture Amendment, in each case as soon as reasonably practicable following the expiration of the Offer.

      (d) Notwithstanding the foregoing, at any time prior to the Consummation Date (including after commencement of the Offer), the Company may elect to implement the Offer by means of a pre-negotiated Chapter 11 plan of reorganization filed under 11 U.S.C. Sections 101 et. seq. (the "BANKRUPTCY CODE") on terms materially identical to the Offer or as otherwise agreed to by the Holders and the Company (the "PLAN"). The Company and the Holders shall cooperate with


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each other in the preparation of any such Plan and the Holders and their counsel shall have the opportunity to review and comment on the Plan prior to its filing. The Holders shall approve such Plan prior to its filing by the Company. Without limiting the foregoing, the Plan will not be deemed to have terms materially identical to the Offer unless:

            (i) indebtedness owed to the Company's senior bank lenders will either be (x) repaid in full in cash on the effective date of the Plan (the "EFFECTIVE DATE") or on such other terms as are acceptable to the senior bank lenders or (y) restructured on terms acceptable to the senior bank lenders, the Company and the Holders;

            (ii) accounts payable which are due and owing to the trade creditors of the Company will be either (x) paid in full on the Effective Date or
      (y) restructured or compromised on terms acceptable to such creditors, the Company and the Holders;

            (iii) the holders of Old Notes will receive their pro rata proportion of (x) New Stock of the Company, which stock shall be the only class of stock outstanding and shall entitle the holders to 90% of the voting rights and rights to distributions and (y) $35,000,000 original principal amount of New Notes to fully discharge the claims represented by the Old Notes (such New Stock and New Notes to contain such terms and entitlements as are acceptable to the Holders);

            (iv) the amount of New Stock distributed to holders of common stock on the date of the confirmation of the Plan (the "CONFIRMATION DATE") represents 10% of the sum of the New Stock to be issued to the holders of Old Notes and such shareholders on the Effective Date;

            (v) the management incentives are issued and reserved as contemplated by Section 5.02 hereof.

            1.02 HOLDER ACTIONS. (a) Subject to the terms and conditions of this Agreement, each Holder hereby severally approves and consents to the Offer or, conversely, such Plan, and severally agrees to tender or cause to be tendered all Old Notes beneficially owned by it pursuant to the Offer and to vote or cause to be voted all such Old Notes in favor of the Indenture Amendment; PROVIDED, that if at any time the Company receives a bona fide offer for the purchase of the stock and/or Old Notes or all or substantially all of the assets of the Company or for the merger or consolidation of the Company with or into any other company (collectively, an "ALTERNATIVE OFFER"), which the Board of Directors and the Holders, in good faith after consultation with each other, determine to be superior to the Offer or Plan (a "SUPERIOR OFFER"), then the Holders shall have the right, prior to the Consummation Date of the Offer or the Effective Date of any such Plan, to rescind their approval and consent to the Offer or Plan, as applicable, and to vote for or consent to such Superior Offer. Each of the Company and the Holders agree to inform the other upon its receipt of any proposal, expression of interest or request for information from any person relating to an Alternative Offer and to deliver to the other any and all written materials received by such person in connection therewith. In addition, nothing contained herein shall be deemed to restrict the sale or transfer by any Holder of any of


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its Old Notes; provided, that the purchaser thereof shall be bound by the terms of this Agreement, including this Section 1.02.

      (b) So long as this Agreement has not been terminated: (a) the Holders will (i) not file a notice of default, acceleration or sale or take any other action to collect on the Old Notes, including, without limitation, instructing the Trustee on how to proceed in the exercise of any and all remedies, or (ii) give instructions to the Trustee, if and when reasonably appropriate in their determination and in such form as they in their discretion deem appropriate, to desist from taking action that is inconsistent with this Agreement or the Offer; so long as (x) no indemnity by such Holders is required in connection with such action or notice and (y) the Holders, in their reasonable judgment, determine that they would not be subject to any liability in connection with their taking of any such action or giving of such notice; and (b) each of the Holders will not, directly or indirectly, sell, assign, transfer, hypothecate or otherwise dispose of (i) any Old Notes beneficially owned by it or as to which it has investment authority or discretion (including Old Notes acquired after the date hereof), (ii) any claim (as that term is defined in section 101(5) of the Bankruptcy Code) arising from, based on or related to the Old Notes, or (iii) any option, interest in, or right to acquire any Old Notes or claim referred to in clauses (i) and (ii) above, unless the transferee thereof agrees in writing for the benefit of the other parties hereto to be bound by all of the terms of this Agreement and executes a counterpart signature page of this Agreement and the transferor provides the Company and the Holders with a copy thereof, in which event each party shall be deemed to have acknowledged that its obligations to the Holders hereunder shall be deemed to constitute obligations in favor of such transferee.

      1.03 COMPANY BOARD REPRESENTATION; SECTION 14(F). (a) The Company and the Holders shall use their commercially reasonable efforts to (i) cause each of the directors (except the Company's chief executive officer) to resign from the Board of Directors, effective as of the Consummation Date or Effective Date, as applicable, and (ii) take all actions necessary to cause the Board of Directors to consist of seven persons, one of whom shall be the Company's chief executive officer, one of whom shall be selected by the existing Board of Directors and five of whom shall be selected by the Holders, and in connection therewith shall accept the resignations of those incumbent directors designated by the Company and cause the Holders' designees to be elected.

      (b) The Company's obligations to appoint the Holders' designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section. In addition the Company shall include in the Offer Documents or the Plan (and any related disclosure statement), such information with respect to the Company and its officers and directors as is required under applicable law. The Holders shall supply to the Company and be solely responsible for any information with respect to either of them and their designees, officers, directors and affiliates provided for inclusion in any such materials.

      1.04 CONDITIONS TO HOLDERS' OBLIGATIONS. The obligation of each Holder to tender the Old Notes owned beneficially and of record by it in the Offer or pursuant to the Plan, or to vote in favor of the Indenture Amendment, the Offer or the Plan is subject to the fulfillment of


                                       4
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each of the following conditions (all or any of which may be waived in whole or in part by such Holder in its sole discretion):

      (a) Preparation, execution, delivery and, to the extent required, filing and approval of documentation contemplated hereby, by the Offer or by the Plan, or which is otherwise required by the Holder, in each case, in form and substance satisfactory to the Holder;

      (b) The representations and warranties made by the Company in this Agreement, any Offering Documents and/or the Plan shall be true and correct in all material respects on and as of the Consummation Date (in the case of the Offer) or on the Confirmation Date and the Effective Date (in the case of a
Plan), as applicable, as though such representation or warranty was made on and as of such date;

      (c) The Board of Directors as of the time of the Consummation Date and/or the Effective Date shall consist of seven persons with the composition specified in SECTION 1.03(a) (and, in the case of a Plan, all steps required to effect such condition, including the resignations of applicable directors and appointment of successor directors, shall have been completed (and are irrevocable) to the satisfaction of the Holder on or prior to the Confirmation
Date);

      (d) On or prior to the Consummation Date or the Confirmation Date, the Company shall have (i) entered into employment agreements with such of its officers as may be designated by the Holders and who shall not currently be parties to employment agreements with the Company, (ii) obtained written instruments from such of its officers as may be designated by the Holders waiving or modifying any change in control termination or other severance rights that may be triggered upon the entering into or consummation of the Offer or the Plan under any employment contract, severance plan or similar agreement or policy maintained by the Company, in each case in form and substance satisfactory to the Holders, and (iii) entered into agreement with such officers or employees as shall be designated by the Holders regarding the substitution or termination of stock options, stock awards, equity appreciation rights, the rights to receive any of the foregoing or any other similar rights, in each case, in form and substance satisfactory to such Holder.

      (e) With respect to the Offer, Old Notes shall have been tendered in the Offer which, together with the Old Notes held by the Holders, constitute not less than 95% in aggregate principal amount of the Old Notes currently outstanding shall have been tendered in the Offer.

      (f) The Holders shall have completed their due diligence investigations of the Company with results satisfactory to the Holders in their sole discretion.

      (g) On or prior to the Consummation Date or the Confirmation Date, the Company shall have executed definitive agreements with its current senior secured lenders or other lenders reasonably satisfactory to the Holders, in either case, providing for a $65,000,000 revolving credit facility in such form and having such terms and conditions as may be reasonably satisfactory to the Holders.


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      (h) On or prior to the Consummation Date or the Confirmation Date, the Company shall have adopted the Company Stock Plan (as defined in SECTION 5.02).

      (i) On or prior to the Consummation Date or the Confirmation Date
(and without limiting the provision of clause (a) above), the Company and the guarantors named therein shall have executed a registration rights agreement in the form and substance satisfactory to the Holder but in any event, providing for the registration of the securities to be delivered pursuant to the Offer or the Plan (the "REGISTRATION RIGHTS AGREEMENT").

      (j) On or prior to the Consummation Date or the Confirmation Date, the Company shall have obtained the agreement of the holders of the Restricted Voting Common Stock (as defined in SECTION 2.02) (i) to permanently waive their right to elect one member of the Board of Directors and (ii) to vote in favor of an amendment of the Company's Certificate of Incorporation to eliminate the Restricted Voting Common Stock and provide for the conversion of the outstanding Restricted Voting Common Stock into Company Common Stock (as defined in SECTION 2.02) on a share-for-share basis, subject to adjustment for any reverse stock split of the Company Common Stock.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Holders that as of the date hereof and (x) as of the Consummation Date (in the case of the Offer) and (y) as of the Effective Date (in the case of a Plan):

      2.01 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company has previously delivered to the Holders correct and complete copies of its Certificate of Incorporation and Bylaws, each of which remains in full force and effect and have not been modified or amended except as contemplated hereunder.

      2.02 CAPITAL STOCK. The authorized capital stock of the Company consists solely of 50,000,000 shares of common stock, par value $0.01 per share ("COMPANY COMMON STOCK"), 1,000,000 shares of restricted voting common stock, par value $.01 per share ("RESTRICTED VOTING COMMON STOCK"), and 10,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). As of April 1, 2002, 16,960,139 shares of Company Common Stock, 242,047 shares of Restricted Voting Common Stock and no shares of Company Preferred Stock were issued and outstanding, and 2,550,000 shares of Company Common Stock were reserved for issuance pursuant to the Pentacon, Inc. 1998 Stock Plan (the "1998 STOCK PLAN"). No shares of Company Common Stock, Restricted Voting Common Stock or Company Preferred Stock are held in the treasury of the Company. Since April 1, 2002, there has been no change in the number of issued and outstanding shares of Company Common Stock,


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Restricted Voting Common Stock or Company Preferred Stock, except for shares of Company Common Stock issued upon the exercise of options granted under the 1998 Stock Plan. All of the issued and outstanding shares of Company Common Stock and Restricted Voting Common Stock are, and all shares reserved for issuance (including the shares of New Stock issuable in the Offer and the shares of Company Common Stock issuable on conversion thereof) will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except for shares reserved for issuance upon the exercise of currently outstanding options granted under the 1998 Stock Plan, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement
(together, "STOCK-RELATED AGREEMENTS"), obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or any subsidiary or to grant, extend or enter into any Stock-Related Agreement with respect thereto or otherwise provide any payment or compensation based on "phantom" stock or measured by the value of the Company's or any subsidiary's stock, assets, revenues or other similar measure.

      2.03 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors, and except as provided in SECTION 5.01 hereof, no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      2.04 NON-CONTRAVENTION; APPROVALS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a material violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien, claim, mortgage, charge, encumbrance, security interest, pledge or equity of any kind ("LIEN") upon any of the assets or properties of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of the Company or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "LAWS"), or any judgment, decree, order, writ, permit or license (together, "ORDERS"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political


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subdivision (a "GOVERNMENTAL OR REGULATORY AUTHORITY") applicable to the
Company or any of its subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "CONTRACTS") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties is bound.

      (b) Except for (i) the filing of the certificate of designations relating to the New Stock with the Delaware Secretary of State, to the extent required, (ii) filings in connection with the Registration Rights Agreement with the Securities and Exchange Commission ("SEC") and as may be required under state securities laws, and (iii) the approval of the Plan by the applicable court, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary, or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets or properties is bound, for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, the failure of which consent or approval to be obtained, or action, filing or notice to be made, would be material.

      2.05 LEGAL PROCEEDINGS. Except as disclosed in the reports filed with the Company SEC Documents (as defined in SECTION 2.06(b)) prior to the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting the Company or any of its subsidiaries or any of their respective assets and properties which would be material and (ii) neither the Company nor any of its subsidiaries is subject to any order of any Governmental or Regulatory Authority with respect to the transactions contemplated by this Agreement which would be material.

      2.06 INFORMATION SUPPLIED; COMPANY REPORTS. (a) Neither the Offer Documents nor the Plan (and the related disclosure documents) will, at the date they are first distributed or at the Consummation Date or Effective Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of any Holder expressly for inclusion therein.

      (b) Since December 31, 1999, the Company has filed all reports, forms, statements and other documents (collectively, together with all financial statements included or incorporated by reference therein, the "COMPANY SEC DOCUMENTS") required to be filed by the Company with the SEC pursuant to the provisions of the Securities Act or Section 12(b), 12(g) or 15(d) of the Exchange Act. Each of the Company SEC Documents, as of its filing date, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the Company SEC Documents, as of their respective filing dates,

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contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (c) Each of the consolidated financial statements (including related notes) included in the Company SEC Documents presented fairly in all material respects the consolidated financial condition, cash flows and results of operations of the Company and its subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including related notes) included in the Company SEC Documents has been prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied during the periods involved, except
(i) as noted therein, (ii) to the extent required by changes in GAAP or (iii) in the case of unaudited financial statements, normal recurring year-end audit adjustments and as permitted by Form 10-Q of the SEC.

      2.07 SECTION 203 OF THE DGCL NOT APPLICABLE. Section 203 of the General Corporation Law of the State of Delaware does not, before the termination of this Agreement, apply to this Agreement, the Offer, the Plan or the other transactions contemplated hereby.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

      Each Holder severally represents and warrants to the Company with respect to such Holder as of the date hereof and as of the Consummation Date (in the case of the Offer) or the Effective Date (in the case of a Plan) (for purposes hereof, Bennett Management Corporation hereby makes the following representations and warranties for and on behalf of itself and each of those investment funds managed by it or its affiliates which are Holders hereunder):

      3.01 ORGANIZATION AND QUALIFICATION. It is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.

      3.02 AUTHORITY RELATIVE TO THIS AGREEMENT. It has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly and validly approved by it, and no other proceedings on its part or the part of its stockholders, partners, members or other similar constituents, as the case may be, are necessary to authorize the execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3.03 NON-CONTRAVENTION; APPROVALS AND CONSENTS. (a) The execution and delivery of this Agreement by it does not, and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of its assets or properties under, any of the terms, conditions or provisions of (i) its certificate or articles of incorporation or bylaws (or other comparable charter documents), or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to it or any of its assets or properties, or (y) any Contracts to which it is a party or by which it or any of its assets or properties is bound.

      (b) No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which it is a party or by which it or any of its assets or properties is bound for its execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

      3.04 LEGAL PROCEEDINGS. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Holder, threatened against, relating to or affecting, nor to its knowledge are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, it or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement, and such Holder is not subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

      3.05 INFORMATION SUPPLIED. The information supplied or to be supplied in writing by or on behalf of the Holder expressly for inclusion in the Offer Documents or the Plan (and the related disclosure documents) will not, at the date such documents are first published, sent or given to holders of the Old Notes and at the Consummation Date or Effective Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

            4.01 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, between the date hereof and the Consummation Date or the Confirmation, as applicable, the Company and its subsidiaries shall conduct business only in the ordinary course.

            4.02 ISSUANCE OF SECURITIES. Except as contemplated by this Agreement, between the date hereof and the Consummation Date or the Confirmation Date, as applicable, the Company shall not issue or agree to issue any securities of the Company or enter into any Stock-Related Agreements other than shares of Common Stock issued pursuant to Company stock options outstanding as of the date hereof.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            5.01 CHARTER AMENDMENT. The Company shall, through the Board of Directors, as soon as reasonably practicable after the Consummation Date, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on an amendment to its Certificate of Incorporation to increase the number of authorized shares of Company Common Stock to 250 million and to eliminate the Restricted Voting Common Stock and provide for the conversion of the outstanding Restricted Voting Common Stock into Company Common Stock on a share-for-share basis, subject to adjustment for any reverse split of the Company Common Stock. As an alternative to increasing the number of shares of authorized Company Common Stock at the stockholder meeting contemplated by this SECTION 5.01, the Company may at such meeting seek stockholder approval of a one for [30] reverse stock split, it being the intention of the parties that there be sufficient authorized shares of common stock to permit the holders of the New Stock shall have the ability to convert their shares of New Stock into Company Common Stock following the stockholder meeting.

            5.02 COMPANY STOCK PLAN. Effective as of the Consummation Date or Confirmation Date, as applicable, the Company shall adopt a long-term incentive plan having such terms and conditions as may be mutually acceptable to the Company and the Holders and covering a total of 12.5% of the shares of New Stock outstanding immediately following the consummation of the Offer or Plan (the "COMPANY STOCK PLAN"). Grants of awards under the Company Stock Plan shall be made as contemplated by Schedule A attached hereto.

            5.03 EXPENSES. Except for the reasonable out-of-pocket expenses incurred by the Holders in connection with the negotiation, execution and implementation of this Agreement, including the reasonable fees, expenses and disbursements of one counsel for the Holders, which the Company agrees to reimburse to the Holders, whether or not the Offer or Plan is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

            6.01 TERMINATION. In addition to the other terms and provisions of this Agreement, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a)  By mutual written agreement of the parties hereto;

            (b) By either the Company or the Holders upon notification to the non-terminating party by the terminating party:

                 (i) at any time after the Final Expiration Date if the Consummation Date shall not have occurred;

                 (ii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Offer or rejecting the Plan and such order shall have become final and non-appealable;

                 (iii) upon the election by the Board of Directors and the Holders to pursue or accept an Alternative Offer; or

                 (iv) in the event the terminating party elects to support an Alternative Offer which they believe is a Superior Offer which is not supported by the non-terminating party.

            (c) By the Holders upon notification to the Company prior to the Consummation Date or the Effective Date:

                 (i) if there has been a breach of the representations, warranties, covenants or agreements on the part of the Company set forth in this Agreement;

                 (ii) if any condition set forth in Section 1.04 of this Agreement is not satisfied as of the date required thereunder, or the Holders reasonably determine that it is not possible for the such condition to be satisfied on or prior to such date; or

                 (iii) if, at any time prior to the Consummation Date or Effective Date, the Company's senior bank creditors (x) cease to agree to forbear from, or require the payment of any fee in excess of their customary and usual fee for such a forbearance or the modification of any material term of the facility in any way adverse to the Company, in either case, as a condition to their agreeing to continue to forbear from, (1) accelerating the indebtedness owing to them by the Company and/or (2) exercising any of their remedies in respect thereof or (y) take any of the actions described in clauses (1) or (2) immediately above.

            (d) By the Company upon notification to the Holders prior to the Consummation Date or the Effective Date, if there has been a breach of the representations, warranties, covenants or agreements of a Holder set forth in this Agreement.

            6.02 EFFECT OF TERMINATION. If this Agreement is validly terminated by either the Company or the Holders pursuant to SECTION 6.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or the Holders (or any of their respective Representatives or affiliates), except that the provisions of SECTION 5.03 and this SECTION 6.02 will continue to apply following any such termination.

            6.03 AMENDMENT. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the Company and the Holders. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of the party sought to be bound.

            6.04 WAIVER. The parties may to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE VII

                               GENERAL PROVISIONS

            7.01 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the consummation of the Offer or the Plan, except for the agreements contained in SECTIONS 5.01 and 5.03 and this ARTICLE VII, which shall survive the Consummation Date or Effective Date, as the case may be.

            7.02 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

            If to the Holders, to:

            HY I INVESTMENTS, L.L.C.
            c/o Equity Group Investments, L.L.C.

            Two North Riverside Plaza
            Suite 600
            Chicago, IL 60606
            Facsimile No.: (312) 559-1280
            Attn.: Nils Larsen

            Holder
            c/o Bennett Management Corporation
            2 Stamford Plaza, Suite 1501
            Stanford, CT 06901
            Facsimile No.: (203) 353-3113
            Attn.: Jim Bennett

            with copies to:

            Jenner & Block, LLC
            One IBM Plaza
            Chicago, IL 60611
            Facsimile No.: (312) 840-7389
            Attn.: Vincent E. Lazar


            If to the Company, to:

            Pentacon, Inc.
            21123 Nordhoff Street
            Chatsworth, CA  91311
            Facsimile No.: (818) 576-6032
            Attn: Jay McFadyen, Esq.

            with a copy to:

            Haynes and Boone, LLP
            1000 Louisiana Street
            Suite 4300
            Houston, TX 77002
            Facsimile No.: (713) 547-2600
            Attn: Lenard M. Parkins

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

            7.03 ENTIRE AGREEMENT; INCORPORATION OF EXHIBITS. (a) Except with respect to the Confidentiality Agreement between Equity Group Investments, L.L.C. and the Company, dated as of February 12, 2002, and the Confidentiality Agreement between Bennett Management Corporation and the Company, dated as of February 13, 2002, which the parties thereto expressly hereby acknowledge are not amended or modified hereby and remain in full force and effect in accordance with their respective terms, this Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

            (b) Any Exhibit attached to this Agreement and referred to herein is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            7.04 PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, the parties will not, and will not permit any of their respective representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld. The parties will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the others with drafts of any such releases and announcements as far in advance as practicable.

            7.05 NO THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

            7.06 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. This Agreement shall not be binding on any assignee of a Holder's Old Notes unless such assignee agrees in writing to be so bound.

            7.07 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

            7.08 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

            7.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

            7.10 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything contained in this Agreement to the contrary, no party hereto shall have any liability hereunder for any special, consequential or punitive damages in respect of any matter which is the subject of this Agreement.

            7.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


            IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                              HY I INVESTMENTS, L.L.C.


                              By: /c/ Don Liebentritt
                                 ----------------------------
                                 Name:  Don Liebentritt
                                 Title: Vice President


                              THOSE INVESTMENT FUNDS THAT ARE MANAGED BY
                              BENNETT MANAGEMENT CORPORATION AND ITS
                              AFFILIATED ENTITIES AND THAT ARE HOLDERS OF
                              OLD NOTES

                              By: BENNETT MANAGEMENT CORPORATION


                              By: /c/ James A. Bennett
                                 ----------------------------
                                 Name:  James A. Bennett
                                 Title: President

                              Solely for the purposes of the representations and warranties set forth in Article III

                              BENNETT MANAGEMENT CORPORATION


                              By: /c/ James A. Bennett
                                 ----------------------------
                                 Name:  James A. Bennett
                                 Title: President

                              PENTACON, INC.


                              By: /c/ Robert L. Ruck
                                 ----------------------------
                                 Name:  Robert L. Ruck
                                 Title: CEO

                                   Schedule A
                                       to
                             Restructuring Agreement

In accordance with Section 5.02 of the Restructuring Agreement to which this
Schedule is attached and made a part:

      If all shares of New Stock issued in the Offer were converted into Common Stock or the restructuring is effected pursuant to the Plan, the fully diluted ownership would be as follows (subject to any reverse stock split which may be effected under a Plan):



                                                           AMOUNT       PERCENT
                                                         -----------    -------
Holders of Old Notes..................................   152,641,251     79.09%
Old Equity of Pentacon................................    16,960,139      8.79%
Management Incentives:
  Issued or issuable upon exercise of options granted
    at closing........................................    13,751,464      7.12%
  Reserved for future awards..........................     9,650,150      5.00%
                                                         -----------    -------
Total*................................................   193,003,004    100.00%
                                                         ===========    =======


*  Does not include currently outstanding employee stock options.

The shares of common stock and options in the line entitled "Issued or issuable upon exercise of options granted at closing" shall be granted at closing to the persons and in the amount determined by the CEO of the Company, subject to the approval of the Holders, which shall not be unreasonably withheld. All other grants shall be in such form and amounts and to such participants as may be determined by the Board of Directors or the Compensation Committee of the Board of Directors (as constituted as provided herein, otherwise, as approved by the Holders) and shall be made only from and after the Consummation Date or Confirmation, as applicable.